Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E16654302021-6
Barbara K. Cegavske	Filing Number 20211665429
Secretary of State	Filed On 08/06/2021 14:33:56 PM
State Of Nevada	Number of Pages 3

Formation - Profit Corporation

☑ NRS 78 - Articles of Incorporation Profit Corporation ☐ NRS 80 - Foreign Corporation ☐ NRS 89 - Articles of Incorporation Professional Corporation

☐ 78A Formation - Close Corporation

(Name of closed corporation MUST appear in the below heading)

Articles of Formation of ____________________ **a close corporation (NRS 78A)**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGH LIGHT

1. Name of Entity: (If foreign, name in home jurisdiction)

New Duke Holdco, Inc.

2. Registered Agent for Service of Process: (Check only one box)

☑ Commercial Registered Agent (name only below) ☐ Noncommercial Registered Agent (name and address below) ☐ Office or position with Entity (title and address below)

C T CORPORATION SYSTEM
Name of Registered Agent OR Title of Office or Position with Entity

701 S CARSON ST STE 200	Carson City	Nevada	89701
Street Address	City		Zip Code
		Nevada	
Mailing Address (If different from street address)	City		Zip Code

2a. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.

X Olga Hinkel, Vice President 08/06/2021
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date

3. Governing Board: (NRS 78A, close corporation only, check one box; if yes, complete article 4 below)

This corporation is a close corporation operating with a board of directors ☐ Yes OR ☑ No

4. Names and Addresses of the Board of Directors/ Trustees or Stockholders

(NRS 78: Board of Directors/ Trustees is required.

NRS 78a: Required if the Close Corporation is governed by a board of directors.

NRS 89: Required to have the Original stockholders and directors. A certificate from the regulatory board must be submitted showing that each individual is licensed at the time of filing. See instructions)

1) Paul Liberman
Name

222 Berkeley Street	Boston	MA	02116
Address	City	State	Zip Code

2) Jason Park
Name

222 Berkeley Street	Boston	MA	02116
Address	City	State	Zip Code

5. Jurisdiction of Incorporation: (NRS 80 only)

5a. Jurisdiction of incorporation:

5b. I declare this entity is in good standing in the jurisdiction of its incorporation. ☐

Page 1 of 2 Pages

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov Formation - profit Corporation Continued, Page 2 6. Benefit Corporation: (For NRS 78, NRS 78A, and NRS 89, optional. See instructions.) By selecting “Yes” you are indicating that the corporation is organized as a benefit corporation pursuant to NRS Chapter 78B with a purpose of creating a general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed in the below purpose field. Yes 7. Purpose/Profession to be practiced: (Required for NRS 80, NRS 89 and any entity selecting Benefit Corporation. See instructions.) 8. Authorized Shares: (Number of shares corporation is authorized to issue) Number of common shares with Par value: 1000.0 Par value: $ 0.0001000000 Number of preferred shares with Par value: 0 Par value: $ 0 Number of shares with no par value: 0 If more than one class or series of stock is authorized, please attach the information on an additional sheet of paper. 9. Name and Signature of: Officer making the statement or Authorized Signer for NRS 80. Name, Address and Signature of the Incorporator for NRS 78, 78A, and 89. NRS 89 - Each Organizer/ Incorporator must be a licensed professional. I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. Name Faisal Hasan Country United States Address 222 Berkeley Street City Boston State MA Zip/Postal Code 02116 X Faisal Hasan (attach additional page if necessary) AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING Please include any required or optional information in space below: (attach additional page(s) if necessary) Page 2 of 2 Pages

A-1 ATTACHMENT TO ARTICLES OF INCORPORATION OF NEW DUKE HOLDCO, INC. The Articles of Incorporation of New Duke Holdco, Inc., a Nevada corporation (the “Corporation”), consist of the articles set forth on the prior page and the additional articles set forth on this attachment as follows: 10. Indemnification; Exculpation. (a) Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. (b) Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time. (c) Repeal and Conflicts. Any repeal or modification of Section (a) or (b) of this Article 10 approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section (a) or (b) of this Article 10 and any other Article of the Corporation's Articles of Incorporation, the terms and provisions of Sections (a) and/or (b) of this Article shall control. 11. Special Provision Regarding Distributions. Notwithstanding anything to the contrary in these Articles or any bylaw of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by Nevada Revised Statutes 78.288(2)(b). Filed in the Office of Secretary of State State Of Nevada Business Number E16654302021-6 Filing Number 20211665429 Filed On 08/06/2021 14:33:56 PM Number of Pages 3